                                                                 Exhibit 99.1



For Immediate Release
---------------------
October 7, 2004


            NORDSTROM SEPTEMBER SAME-STORE SALES INCREASE 6.2 PERCENT
            ---------------------------------------------------------

     SEATTLE - October 7, 2004 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $598.4 million for the five-week period ending October 2, 2004, an increase of 7.1 percent compared to sales of $558.9 million for the five-week period ending October 4, 2003. Same-store sales increased 6.2 percent.

     Preliminary quarter-to-date sales of $1.0 billion increased 7.5 percent compared to 2003 quarter-to-date sales of $957.9 million. Quarter-to-date same-store sales increased 6.6 percent.

     Preliminary year-to-date sales of $4.5 billion increased 11.3 percent compared to sales of $4.1 billion in 2003. Year-to-date same-store sales increased 8.8 percent.

     Nordstrom will open its 94th full-line store at Dadeland Mall in Miami, Fla. on Friday, November 12th.

SALES RECORDING
     To hear Nordstrom's prerecorded September sales message, please dial
(402) 220-6036.  This recording will be available for one week.

SALES SUMMARY
(unaudited;       September  September   QTD       QTD      YTD        YTD
 $ in millions)     2004       2003      2004      2003     2004       2003
                  ---------  ---------   ----      ----     ----       ----
Total sales        $598.4     $558.9    $1,030.1  $957.9   $4,519.1  $4,060.2
Total sales
 percentage change  7.1%       11.2%       7.5%    11.1%     11.3%     7.1%
Same-store sales
 percentage change  6.2%        7.4%       6.6%     5.5%      8.8%     2.4%

Number of stores
 Full-line           93         91
 Rack and other      56         56
 International
 Faconnable
  boutiques          31         31
                    ---        ---
     Total          180        178

Gross square
 footage       19,289,000    19,011,000

GAAP SALES PERFORMANCE
     The additional information provided in this section is to comply with the Securities and Exchange Commission's Regulation G. The Company converted to a 4-5-4 Retail Calendar at the beginning of 2003. Year-to-date results for 2003 include one more day than the year-to-date for 2004. The Company believes that adjusting for this difference provides a more comparable basis from which to evaluate sales performance. The following reconciliation bridges the year-to-date 2003 GAAP sales to the 4-5-4 comparable sales.





                                                               Dollar      % Change      % Change
Sales Reconciliation ($M)       YTD 2003       YTD 2004      Increase   Total Sales    Comp Sales
                                --------       --------    ----------   -----------    ----------
        Number of Days GAAP          246            245
                 GAAP Sales     $4,078.4       $4,519.1        $440.7         10.8%          8.3%
    Less Feb. 1, 2003 sales       ($18.2)            --
                                --------       --------
       Reported 4-5-4 sales     $4,060.2       $4,519.1        $458.9         11.3%          8.8%
                               =========      =========
        4-5-4 Adjusted Days          245            245

FUTURE REPORTING DATES
Nordstrom's financial release calendar for the next several months is provided in the table below.

                  October Sales Release         Thurs., Nov. 4, 2004
                  Third Quarter Earnings        Tues., Nov. 16, 2004
                  November Sales Release        Thurs., Dec. 2, 2004
                  December Sales Release        Thurs., Jan. 6, 2005

     Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 149 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 93 full-line stores, 49 Nordstrom Racks, five Faconnable boutiques, one free-standing shoe store, and one clearance store. Nordstrom also operates 31 international Faconnable boutiques, primarily in Europe. Additionally, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its direct mail catalogs.

Investor Contact:
Stephanie Allen, 206-303-3262

Media Contact:
Deniz Anders, 206-373-3038

     Certain statements in this news release might contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of
1995) that involves risks and uncertainties, including anticipated results, store openings and distribution channels, planned capital expenditures, and trends in company operations. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, the company's ability to predict fashion trends, consumer apparel buying patterns, the company's ability to control costs, weather conditions, hazards of nature such as earthquakes and floods, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, employee relations, the company's ability to continue its expansion plans, and the impact of economic and competitive market forces, including the impact of terrorist activity or the impact of a war on the company, its customers and the retail industry. Our SEC reports may contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide.